Ex NSAR Item 77C: Submission of matters to a vote of security holders

JHI

Shareholder meeting

The fund held its Annual Meeting of Shareholders on February 18, 2014. The following proposal was considered by the shareholders:

Proposal: Election of twelve (12) Trustees to serve until their respective successors have been duly elected and qualified. Each Trustee was re-elected by the fund’s shareholders and the votes cast with respect to each Trustee are set forth below.

	Votes For	Votes Withheld
Independent Trustees
Charles L. Bardelis	6,396,462.667	156,123.494
Peter S. Burgess	6,407,212.060	145,374.101
William H. Cunningham	6,407,345.933	145,240.228
Grace K. Fey	6,408,027.601	144,558.560
Theron S. Hoffman	6,395,958.777	156,627.384
Deborah C. Jackson	6,397,266.835	155,319.326
Hassell H. McClellan	6,402,251.096	150,335.065
James M. Oates	6,393,319.763	159,266.398
Steven R. Pruchansky	6,386,058.605	166,527.556
Gregory A. Russo	6,402,802.892	149,783.269
Non-Independent Trustees
Craig Bromley	6,404,420.974	148,165.187
Warren A. Thomson	6,389,881.508	162,704.653